NEWS RELEASE

Contacts:	Gregg Melnick
Chief Financial Officer
(973) 453-8780

Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION ANNOUNCES
FISCAL 2005 THIRD QUARTER SALES RESULTS

ROCKAWAY, New Jersey, April 8, 2005 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its sales for the third fiscal quarter and nine months ended April 2, 2005, as compared to the prior fiscal year periods ended March 27, 2004.

Quarterly Results

     Net sales for Company-owned stores were $91.0 million for the third quarter of fiscal 2005, a decrease of 6.8% as compared with $97.7 million in the third quarter of fiscal 2004. Same-store net sales for Company-owned stores decreased 7.1% in the third quarter of fiscal 2005 as compared with the third quarter of fiscal 2004, while same-store net sales for franchise stores decreased 7.4% for the same period. Total chain-wide net sales (which include aggregate sales for Company-owned and franchise stores) were approximately $190.6 million for the third quarter of fiscal 2005, a decrease of 6.4% compared with $203.6 million in the third quarter of fiscal 2004.

     The fiscal 2005 third quarter net sales results for Company-owned stores reflected a decrease of 5.4% in same-store net sales of non-seasonal merchandise, and a decrease of 13.4% in same-store net sales of seasonal merchandise. Net sales of non-seasonal merchandise were lower primarily due to the transition to new product assortments. The decrease in net sales of seasonal merchandise was exacerbated by the timing of certain holiday selling periods (New Years fell in the second quarter of fiscal 2005, while Easter fell into the third quarter of fiscal 2005), as well as a decline in sales of Valentine’s Day merchandise versus last year.

Nine-Month Results

     Net sales for Company-owned stores were $356.4 million for the first nine months of fiscal 2005, a decrease of 5.1% as compared with $375.6 million for the same period in fiscal 2004. Same-store net sales for Company-owned stores decreased 5.9% for the first nine months of fiscal 2005 as compared with the first nine months of fiscal 2004, while same-store net sales for franchise stores decreased 4.0% for the same period. Total chain-wide net sales were approximately $749.6 million for the first nine months of fiscal 2005, a decrease of 3.7% compared with $778.4 million for the first nine months of fiscal 2004.

     The sales results for Company-owned stores in the first nine months of fiscal 2005 reflected a decrease of 6.7% in same-store net sales of non-seasonal merchandise, and a decrease of 4.7% in same-store net sales of seasonal merchandise.

Company Comment

     The Company noted that these results were due mostly to its in-store transition to new product assortments, most of which is now complete. In addition, some elements of its pricing and marketing policies have not been effective. To improve store traffic and net sales, the recently formed Executive Committee is implementing new marketing initiatives and a promotional stance in certain product categories. The Executive Committee also is evaluating certain of Party City’s other business strategies, as previously reported. At the same time, the Company continues to implement its logistics strategy.

     The Company believes that its margins and profitability in the fourth quarter of fiscal 2005 will be dependent on its overall sales volume, and will be reduced by the additional promotional activities, but should begin to benefit from its self-distribution initiatives. In light of its evaluation of other business strategies, the Company is withdrawing its previous financial outlook for the fourth quarter of fiscal 2005 and will not be providing an outlook for future periods.

Summary Information

	Quarter ended		Nine months ended
	April 2,	March 27,	April 2,	March 27,
($ in millions)	2005	2004	2005	2004

Total chain-wide net sales	$190.6	$203.6	$749.6	$778.4

Company-owned stores:

Net sales	$91.0	$97.7	$356.4	$375.6
Same-store net sales	(7.1%)	(0.9%)	(5.9%)	2.5%
Number of Company-owned stores, end of period	247	249	247	249

Franchise stores:

Same-store net sales	(7.4%)	1.3%	(4.0%)	3.2%
Number of franchise stores, end of period	259	254	259	254

     Party City Corporation is America’s largest party goods chain. Party City currently operates 247 Company-owned stores and has 259 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

# # #

3